Exhibit 10.38

Magnitude Information Systems, Inc.
330 West 38th nStreet
New York, New York 10018

June 1, 2009

Andre S. Scholz
Heinrich-Längerer-Strasse 10
71229 Leonberg
Germany

Dear Mr. Scholz:

This letter shall serve as a Consulting Agreement (the “Agreement”) pursuant to which Magnitude Information Systems, Inc. (“Magnitude”) and its wholly owned subsidiary, Kiwibox Media, Inc. (“Kiwibox”) (sometimes Kiwibox and Magnitude are collectively referred to as the "Company", “we” or “us”) engages you (''Consultant") to render specified professional management and technology development services.

1. Appointment: The Company hereby appoints Consultant, and Consultant agrees to such appointment, to render services as the Chief Technology Officer of Magnitude and to serve as the President and Chief Executive Officer of Kiwibox. Consultant shall render such services diligently and to the best of his ability, under the direction and supervision of the President and Chief Executive Officer of Magnitude and shall use his best efforts to promote the interests and goodwill of the Company. Consultant shall render such services during the Term at the Company’s principal place of business or at such other place of business as may be determined by the mutual agreement between the Consultant and the Company. Consultant shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Company, and to report directly to the President/CEO of Magnitude and to the respective Boards of Directors of Magnitude and Kiwibox.

2. Term: The “Term” of this Agreement shall commence as of May 14, 2009 and shall continue through the next twelve (12) months, unless further extended by mutual agreement of the parties (the "Term").  The Company can terminate this Agreement, under certain circumstances for “Cause”, with written notice to you.  Termination for "Cause" shall mean termination of this Agreement because Consultant is subject to (a) a conviction of or plea of guilty or nolo contendere by Employee to a felony, or any crime involving fraud, securities laws violations, embezzlement or moral turpitude; (b) the refusal by Consultant to perform his material duties and obligations hereunder or to follow the proper instructions of the Company; (c) Consultant's willful or intentional misconduct in the performance of his/her duties and obligations; (d) if Consultant or any member of his/her family makes any personal profit arising out of or in connection with a transaction to which the Company is a party or with which it is associated without making disclosure to and obtaining the prior written consent of the independent members of the Board; or (e) the entry by the Securities and Exchange Commission or a self-regulatory organization of a consent decree relating to a securities law violation by Consultant. The written notice given hereunder by the Company to Consultant shall specify in reasonable detail the cause for termination. For purposes of this/her Agreement, "family" shall mean "immediate family" as defined in the rules of the Securities and Exchange Commission

3. Compensation: In consideration of the Consultant’s agreement to render the services set forth herein and his commitment to provide such services, the Consultant will receive (1) 500,000 restricted common shares of Magnitude, and (2) 100,000 restricted common shares of Magnitude for each month of service, and (3) a monthly consulting fee of $20,000 (in this amount all cash expenses for traveling, accommodations etc. are included).

4. Assignment: Consultant may not assign any of its rights, duties or obligations under this Agreement without the prior written consent of the Company.

5. Consultant Representations: Consultant agrees and represents: (a) that he is an independent contractor and not an employee or agent of the Company and that in acting pursuant to this engagement it will not legally bind or obligate the Company in any manner whatsoever; and (b) that the execution and delivery of his performance under this Agreement shall not violate or breech any agreement, contract or obligation currently in existence between the Consultant and any third party.

6. Confidential Information.

6.1 Consultant shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known in the software/hardware, marketing and development of website business (the "Website Business") or otherwise made public by Company which affects or relates to Company's business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, "Confidential Information") except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known in the Website Business, such item is important, material, and confidential and affects the successful conduct of Company's business and goodwill, and that any breach of the terms of this Section 7.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include: information in the public domain other than because of a breach of this/her Agreement.

Documents

6.2 Consultant further agrees that all documents and materials furnished to Consultant by Company and relating to Company's business or prospective business are and shall remain the exclusive property of Company. Consultant shall deliver all such documents and materials, and all copies thereof and extracts therefrom, to Company upon demand therefor and in any event upon expiration or earlier termination of this Agreement.

Inventions and Intellectual Property

6.3 All ideas, inventions, and other developments or improvements conceived or reduced to practice by Consultant, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Company or that relate to or result from any of Company's work or projects or the services provided by Consultant to Company pursuant to this Agreement, shall be the exclusive property of Company. Consultant agrees to assist Company, at Company's expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Company.

Disclosure

6.4 During the Term, Consultant will promptly disclose to the Company full information concerning any interest, direct or indirect, of Consultant (as owner, shareholder, partner, lender or other investor, director, officer, Consultant, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Consultant to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Company or any of their suppliers or customers.

7. Covenant Not to Compete.

7.1 No Competitive Activities. During the Term, Consultant shall not engage in any activates that are competitive with the actual or prospective business of the Company, including without limitation: (a) engaging directly or indirectly in any business substantially similar to any business or activity engaged in (or proposed to be engaged in) by Company, including and not limited to business that relates to the Website Business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or proposed to be engaged in) by Company; (c) soliciting or taking away any Consultant, Consultant, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of Company, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between Company and any Consultant, Consultant, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than Company any Confidential Information of Company.

7.2 The foregoing covenant prohibiting competitive activities shall survive the termination of this Agreement, and shall extend, and shall remain enforceable against Consultant, for the period of two (2) years following the date thisr Agreement is terminated. In addition, during the two-year period following such expiration or earlier termination, neither Consultant nor Company shall make or permit the making of any negative statement of any kind concerning Company or their affiliates, or their directors, officers or agents or Consultant.

8. Survival. Except as otherwise provided, Consultant agrees that the provisions of Articles 6, 7 and 9 shall survive expiration or earlier termination of this Agreement for any reasons whether voluntary or involuntary, and shall remain in full force and effect thereafter.

9. Injunctive Relief. Consultant acknowledges and agrees that the covenants and obligations of Consultant set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and the Company's property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Consultant agrees that if Consultant breaches this Agreement than the Company shall be entitled to apply for an injunction, restraining order or such other equitable relief as a court of competent jurisdiction as limited by Section 11 may deem necessary or appropriate to restrain Consultant from committing any violation of the covenants and obligations referred to in this Article 10. Consultant shall have the right to appeal from such injunction or order and to seek reconsideration. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company may have at law or in equity.

10. Submission to Jurisdiction; Consent to Service of Process. This Agreement shall be governed in all respects, by the laws of the State of New Jersey, including validity, interpretation and effect, without regard to principles of conflicts of law. The parties hereto irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts in the State of New Jersey for any lawsuits, actions or other proceedings arising out of or related to this/her Agreement and agree not to commence any lawsuit, action or other proceeding except in such courts. The parties hereto further agree that service of process, summons, notice or document by mail to their addresses set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against them in any such court. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or related to this Agreement in such courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11. Corporate Governance and Insider Knowledge. In addition to his promises set forth in this Agreement, Consultant acknowledges that during the Term of this Agreement, Consultant shall obtain information about the Company and its operations that shall be considered “material” information, whether positive or negative about Company’s plans, financial condition, business status, developments or facts; that, without the express written consent of the President/CEO of Magnitude or its counsel, Consultant shall not, under any circumstances, disclose to any person except to the executive officers and members of the Board of Directors of the Company. Consultant understands that his obligation to maintain the confidentiality of all such material information about the Company is a standard requirement of applicable U.S. securities laws. In addition, Consultant further acknowledges that he shall not purchase or sell, or participate with others in the purchase or sale, of any securities of the Company during the Term of this Agreement without the express written approval of the Company.

12. Agreement: This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New Jersey, and this letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New Jersey.

13. Complete Agreement: This Agreement supercedes and replaces any and all prior consulting agreements, oral or written, between the parties.

14. Indemnification. The Consultant and the Company hereby agree to defend one another and to indemnify each other from and against any liability of any nature whatsoever that may arise out of or as a result of any material misrepresentations or omissions made in connection with the services rendered under the terms of this Agreement made by either the Consultant or the Company, as the case may be (the “Indemnifying Party”). By this indemnification, the Indemnifying Party shall pay, on demand, to the other party (the “Indemnified Party”) any and all costs, expenses, judgments, fines, including reasonable attorney’s fees, incurred during any administrative proceeding or legal process instituted against either the Company or the Consultant whose material allegations include a claim or claims that the Indemnifying Party made a material misrepresentation or omission in connection with the conduct of the services rendered under this Agreement.

If the foregoing correctly sets forth the understanding and agreements between the Company and Consultant, Consultant shall indicate so by signing in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written. This agreement is subject to approval by the Company's Board of Directors.

Magnitude Information Systems, Inc.

By:	/s/ Rudolf Hauke
Rudolf Hauke
President and CEO

Kiwibox Media, Inc.

By:	/s/ Rudolf Hauke
Rudolf Hauke
President and CEO (de facto)

Agreed to:
Consultant:
Andre S. Scholz
Andre S. Scholz